CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information for Dreyfus Conservative Allocation Fund, Dreyfus Moderate Allocation Fund and Dreyfus Growth Allocation Fund in this Registration Statement (Form N-1A No. 2-88816 and 811-3940) of Strategic Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

September 22, 2009